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                                                                    EXHIBIT 10.3

                        COMMUTATION AND RELEASE AGREEMENT

         THIS COMMUTATION AND RELEASE AGREEMENT ("Agreement") dated as of June 11, 2003, is made by and between Platinum Underwriters Reinsurance, Inc., a Maryland domiciled stock insurance company ("Retrocessionaire") and Mountain Ridge Insurance Company ("Retrocedant"), a Vermont domiciled insurance company.

                                    RECITALS

         WHEREAS, Retrocessionaire and Retrocedant are parties to the 100% Quota Share Retrocession Agreement (Non-Traditional D-2), effective November 1, 2002 (the "Contract"), a copy of the Contract is attached hereto.

         WHEREAS, Retrocessionaire and Retrocedant desire fully and finally to settle and commute all their respective rights, obligations and liabilities, known and unknown, under the Contract,

NOW THEREFORE, in consideration of the covenants set forth herein, the Retrocessionaire and Retrocedant agree as follows:

ARTICLE 1 - RELEASE

(a) Retrocedant hereby releases and discharges Retrocessionaire and its predecessors, successors, assigns, parents, affiliates, subsidiaries, and each of their agents, officers, directors and shareholders from any and all present and future payment obligations, including but not limited to adjustments, expenses, duties, costs, executions, offsets, actions, causes of action, suits, debts, bonds, bills, covenants, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, reported or unreported, that Retrocedant and its predecessors, successors, assigns, parents, affiliates, subsidiaries, and each of their agents, officers, directors and shareholders ever had, now have or hereafter may have, whether grounded in law or equity, in contract or in tort, by reason of any matter whatsoever arising out of the Contract; and

(b) Concurrently with Retrocedant's release and discharge of Retrocessionaire pursuant to paragraph 1(a), Retrocessionaire hereby releases and discharges Retrocedant and its predecessors, successors, assigns, parents, affiliates, subsidiaries, and each of their agents, officers, directors and shareholders from any and all present and future payment obligations, including but not limited to adjustments, expenses, duties, costs, executions, offsets, actions, causes of action, suits, debts, bonds, bills, covenants, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, reported or unreported, that Retrocessionaire and its predecessors, successors,

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         assigns, parents, affiliates, subsidiaries, and each of their agents, officers, directors, and shareholders ever had, now have or hereafter may have, whether grounded in law or equity, in contract or in tort, by reason of any matter whatsoever arising out of the Contract.

ARTICLE 2 - CONFIDENTIALITY

It is hereby agreed that the parties, including, but not limited to, their respective attorneys, agents, accountants, representatives and affiliates, will not disclose the terms and/or existence of this Agreement to any third parties without the prior written consent of the other party with the exception of (i) any Retrocessionaire that may be affected by this Agreement or (ii) any intermediary that participates in this transaction and/or participated in the Contract. Notwithstanding the foregoing, the terms or existence of this Agreement may be disclosed as required (i) in any proceeding, arbitration, lawsuit or other action involving the parties hereto or (ii) under the compulsion of legal process or regulatory requirement.

ARTICLE 3 - ARBITRATION

As a condition precedent to any action to enforce any right hereunder, any dispute between Retrocessionaire and Retrocedant arising out of or relating to this Agreement and/or its formation shall be submitted to arbitration in accordance with the arbitration provisions of the Contract.

ARTICLE 4 - MISCELLANEOUS

(a) This Agreement shall inure to the benefit of and be binding upon any and all respective successors, liquidators, receivers, rehabilitators, trustees and assigns of Retrocessionaire and Retrocedant.

(b) Retrocessionaire and Retrocedant each expressly warrant and represent that it is a corporation in good standing in its respective place of domicile; that it has had the opportunity to consult attorneys of its own choosing in connection with the evaluation, negotiation and execution of this Agreement; that the execution of this Agreement is fully authorized by each of them; that the person or persons executing this Agreement has necessary and appropriate authority to do so; that there are no pending agreements, transactions or negotiations to which either of them are a party that would render this Agreement or any part thereof void, voidable or unenforceable; and that no authorization, consent or approval of any government entity is required to make this Agreement valid and binding upon them.

(c) Retrocessionaire and Retrocedant each expressly covenant and represent that they may have claims against each other of which they are presently unaware and agree that this Agreement is intended to and does extend to all claims each may have against the other,

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         whether known or unknown, arising from the Contract.

(d) This Agreement may be executed and delivered in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and Agreement.

(e) This Agreement contains the entire Agreement between Retrocessionaire and Retrocedant as respects its subject matter. All discussions and Agreements previously entertained between Retrocessionaire and Retrocedant concerning the subject matter of the Agreement are merged into this Agreement. This Agreement may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by the parties hereunder. No such written waiver of any provision of this Agreement shall be deemed a waiver of any of its other terms, unless explicitly stated therein.

(f) This Agreement shall be interpreted under and governed by the substantive laws of New York without regard to any conflict of laws rules.

(g) Retrocessionaire and Retrocedant each expressly covenant and represent that they may have claims against each other of which they are presently unaware and agree that this Agreement is intended to and does extend to all claims each may have against the other, whether known or unknown, arising from the Contract.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                    PLATINUM UNDERWRITERS REINSURANCE, INC.

                                    By: /s/ Man-gyu Hur
                                        ---------------
                                        Name: Man-gyu Hur
                                        Title: Vice President

                                    MOUNTAIN RIDGE INSURANCE COMPANY

                                    By: /s/ W. Mark Wigmore
                                        --------------------
                                        Name: W. Mark Wigmore
                                        Title: President